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                                                                     Exhibit 4.1



                     INTERDIGITAL COMMUNICATIONS CORPORATION
                           1999 RESTRICTED STOCK PLAN

                            (Amended April 13, 2000)


1.       PURPOSE

         The purpose of the Plan is to promote the ability of InterDigital Communications Corporation (the "Company") to recruit and retain key employees, directors, consultants and advisors, and enhance the growth, profitability and shareholder value of the Company by providing the incentive of long-term awards for continued service and the attainment of performance objectives.

2.       DEFINITIONS

         (a) "Affiliate" means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term "control," including its correlative terms "controlled by" and "under common control with," mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         (b) "Award" means an award of Restricted Stock or Restricted Stock Units granted under the Plan.

         (c) "Award Agreement" means a written agreement evidencing and reflecting the terms of an Award.

         (d) "Board" means the Board of Directors of the Company.

         (e) "Change of Control" shall mean the happening of any of the following:

             (i) the acquisition in one or more transactions by any "Person" (as the term person is used for purposes of Sections 13(d) or 14(d) of the Exchange
Act) of "Beneficial Ownership" (as the term beneficial ownership is used for purposes of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities"), provided that for purposes of this paragraph, Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person's Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

                                 Exhibit 4.1-1

             (ii) approval by shareholders of the Company of (A) a merger, reorganization or consolidation involving the Company if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, reorganization or consolidation or (B) (1) a complete liquidation or dissolution of the Company or (2) an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

             (iii) acceptance by shareholders of the Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from or surviving such share exchange in substantially the same proportion as the ownership of the Voting Securities outstanding immediately before such share exchange.

         (f) "Committee" means the Compensation & Stock Option Committee of the Board.

         (g) "Company" means InterDigital Communications Corporation, a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

         (h) "Date of Grant" means the date on which an Award is granted.

         (i) "Eligible Person" means an employee of a Participating Company, or a director of, or consultant or advisor to a Participating Company as determined by the Committee.

         (j) "Grantee" means an Eligible Person who is granted an Award.

         (k) "Gross-Up Amount" means the quotient obtained by the following formula:

                Gross-Up Amount = Taxable Income
                                  --------------
                                   1 - Tax Rate

             where:

             (i) "Taxable Income" is the amount that is includible in the Grantee's taxable income for federal, state and local tax purposes, as applicable, as the result of the grant or lapse of forfeiture conditions on an Award or other circumstances triggering the imposition of taxation, and (ii) "Tax Rate" is the highest marginal federal, state and local tax rates.



                                 Exhibit 4.1-2
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         (l) "Participating Company" means the Company and each of the
Subsidiary Companies.

         (m) "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

         (n) "Plan" means the InterDigital Communications Corporation 1999 Restricted Stock Plan, as set forth herein, and as amended from time to time.

         (o) "Restricted Stock" means Shares subject to restrictions as set forth in an Award.

         (p) "Restricted Stock Units" means a promise to pay Shares at some specified time in the future.

         (q) "Share" or "Shares" means a share or shares of Common Stock, $.01 par value, of the Company.

         (r) "Subsidiary Companies" means any Affiliate that is controlled by the Company.

         (s) "Terminating Event" means either the liquidation of the Company or a Change in Control.

         (t) "Third Party" means any Person, together with such Person's Affiliates, provided that the term "Third Party" shall not include the Company or an Affiliate of the Company

         (u) "1933 Act" means the Securities Act of 1933, as amended.

         (v) "1934 Act" means the Securities Exchange Act of 1934, as amended.

3.       RIGHTS TO BE GRANTED

         Rights that may be granted under the Plan are rights to (i) Restricted Stock, which gives the Grantee ownership rights in the Shares subject to the Award, and (ii) Restricted Stock Units, which Shares and Restricted Stock Units may be subject to a substantial risk of forfeiture or other restrictions on transferability, as set forth in Paragraph 7. Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement in such form as the General Counsel of the Company (subject to the terms of the Plan) may from time to time determine. Each Award Agreement shall incorporate by reference all terms and conditions of the Plan.


4.       SHARES SUBJECT TO THE PLAN

         Not more than 3,500,000 Shares in the aggregate may be issued under the Plan pursuant to the grant of Awards, subject to adjustment in accordance with Paragraph 9; provided, however, that during any calendar year not more than five percent (5%) of the outstanding Shares may be subject to Awards under the Plan. The Shares issued under the Plan may, at the Company's option, be either Shares held in treasury or Shares originally issued for such purpose. If Restricted Stock or Restricted Stock Units are forfeited pursuant to the terms of an Award, other Awards with respect to such Shares may be granted.

                                 Exhibit 4.1-3

5.       ADMINISTRATION OF THE PLAN

         (a) Administration. The Plan shall be administered by the Committee.

         (b) Grants. Subject to the express terms and conditions set forth in the Plan, the Committee shall have the power, from time to time, to:

                           (i) select those Eligible Persons to whom Awards shall be granted under the Plan, determine the number of Shares to be granted pursuant to each Award, and, pursuant to the provisions of the Plan (as well as any other Company plan relating to such Award), to determine or modify the terms and conditions of each Award, including the restrictions applicable to such Shares, based on such factors as the Committee shall determine in its sole discretion;

                           (ii) interpret the Plan's provisions, prescribe, amend and rescind rules and regulations for the Plan, and make all other determinations necessary or advisable for the administration of the Plan; and

                           (iii) amend the terms of any agreement relating to any Award issued under the Plan; provided that no Award shall be materially adversely affected by any such amendment without the written consent of the Grantee.

The determination of the Committee in all matters as stated above shall be conclusive.

         (c) Meetings. In its capacity as administrator of the Plan, the Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

         (d) Exculpation. No member of the Committee shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Awards thereunder.

         (e) Indemnification. Each member of the Committee shall be entitled without further act on his part to indemnity from the Company to the fullest extent provided by applicable law and the Company' s Articles of Incorporation and By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Awards thereunder in which he may be involved by reason of his being or having been a member of the Committee, whether or not he continues to be such member of the Committee at the time of the action, suit or proceeding.

                                 Exhibit 4.1-4

6.       ELIGIBILITY

         Awards may be granted only to Eligible Persons, as determined by the Committee.

7.       RESTRICTED STOCK AWARDS

         The Committee may grant Awards in accordance with the Plan. The terms and conditions of Awards shall be set forth in writing as determined from time to time by the Committee, consistent, however, with the following:

         (a) Time of Grant. All Awards shall be granted within ten (10) years from the date of adoption of the Plan by the Board.

         (b) Shares Awarded. The provisions of Awards need not be the same with respect to each Grantee. No cash or other consideration shall be required to be paid by the Grantee in exchange for an Award.

         (c) Awards and Certificates. A certificate may be issued to each Grantee in respect of Shares subject to a Restricted Stock Award. Such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The Company may require that the certificate evidencing such Restricted Stock be held by the Company until all restrictions on such Restricted Stock have lapsed. In the absence of a determination by the Committee at the time of grant, Shares bearing forfeiture conditions shall be so held by the Company and Shares without forfeiture conditions shall not be so held.

         (d) Restrictions. Subject to the provisions of the Plan and the Award, during a period set by the Committee commencing with the Date of Grant, the Grantee shall not be permitted to sell, transfer, pledge or assign the Restricted Stock or Restricted Stock Units awarded under the Plan except by will or by the laws of descent and distribution.

         (e) Lapse of Restrictions. Subject to the provisions of the Plan and the Award, restrictions upon Shares subject to an Award shall lapse and Restricted Stock Units shall vest at such time or times and on such terms and conditions as the Committee may determine and as are set forth in the Award. The Award may provide for the lapse of restrictions or vesting in installments, as determined by the Committee. The Committee may, in its sole discretion, waive, in whole or in part, any remaining restrictions or vesting conditions with respect to such Grantee's Restricted Stock.

                                 Exhibit 4.1-5
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         (f) Rights of the Grantee. Grantees may have such rights with respect to Restricted Stock or Restricted Stock Units subject to an Award as may be determined by the Committee and set forth in the Award. In the absence of restrictions imposed by the Committee, the Grantee shall be a stockholder with respect to all Restricted Stock and shall have all the rights of a stockholder with respect to the Restricted Stock, including the right to vote such Shares and to receive all dividends and other distributions paid with respect to such Shares. In the absence of a determination imposed by the Committee, the Grantee shall have the right to receive dividend equivalents with respect to Shares represented by Restricted Stock Units, but shall not have a right to vote or receive dividends and other distributions.

         (g) Termination of Grantee's Employment. The transfer of employment of an Eligible Person between Participating Companies shall not be deemed a termination of employment. In the event that a Grantee terminates employment with all Participating Companies, then, except as otherwise provided pursuant to the provisions of an Award or as otherwise determined by the Committee, all Shares remaining subject to restrictions and unvested Restricted Stock Units shall be forfeited by the Grantee, canceled by the Company and the Shares represented thereby held in the Company's Treasury.

         (h) Delivery of Shares. When the restrictions imposed on Restricted Stock lapse or Restricted Stock Units vest with respect to one or more Shares, the Company shall notify the Grantee that such restrictions no longer apply, and shall deliver to the Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) a certificate for the number of Shares for which restrictions have lapsed or which have vested without any legend or restrictions (except those that may be imposed by the Committee, in its sole judgment, under Paragraph 8(a)). The right to payment of any fractional Shares that may have accrued shall be satisfied in cash, measured by the product of the fractional amount times the fair market value of a Share at the time the applicable restrictions lapse, as determined by the Committee.

         (i) Tax Gross-Up Payments. The Committee may in its discretion provide that in connection with the grant of any Award, the lapse of any forfeiture condition, conversion of Restricted Stock Units to Shares, or any other circumstance resulting in the imposition of taxation, the Company shall pay cash bonuses to the Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) in an aggregate amount not to exceed the Gross-Up Amount minus the Taxable Income. In the absence of a determination by the Committee at the time of grant, the Company shall pay the aforesaid tax gross up payment on Restricted Stock Awards in an aggregate amount equal to the Gross-Up Amount minus the Taxable Income. The Committee may, in its discretion, further provide that, in the event of a Change in Control, the amount payable under this Section shall include an additional amount sufficient to indemnify the Grantee (or such other person to whom ownership rights may have passed by will or the laws of descent and distribution) for the amount of any excise tax under Section 4999 of the Internal Revenue Code, or any successor provision ("Section 4999"), on the "excess parachute payment" under Section 280G of the Internal Revenue Code, or any successor provision, to such Grantee or other person along with the amount of any applicable income tax on the total amount of such gross up payment, so that the Grantee or such other person will receive, net after all income taxes, the full value of the Award after the Grantee has paid any income taxes and any excise taxes due under Section 4999 of the Code on the "excess parachute payment" and any excise tax under Section 4999.

                                 Exhibit 4.1-6
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8.       SECURITIES LAWS; TAXES

         (a) Securities Laws. The Committee shall have the power to make each grant of Awards under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the 1933 Act and the 1934 Act. In the event the Shares deliverable in connection with the grant of an Award are not registered under the 1933 Act, such conditions may include the delivery by the Grantee of an investment representation to the Company in connection with the lapse of restrictions on Shares subject to an Award, or the execution of an agreement by the Grantee to refrain from selling or otherwise disposing of the Shares acquired for a specified period of time or on specified terms.

         (b) Taxes. Subject to the rules of Paragraph 8(c), the Company shall be entitled, if necessary or desirable, to withhold the amount of any tax, charge or assessment attributable to the grant of any Award or lapse of restrictions under any Award. The Company shall not be required to deliver Shares pursuant to any Award until it has been indemnified to its satisfaction for any such tax, charge or assessment.

         (c) Payment of Tax Liabilities; Election to Withhold Shares or Pay Cash to Satisfy Tax Liability. In connection with the grant of any Award or the lapse of restrictions under any Award, the Company shall have the right to (A) require the Grantee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for Shares subject to such Award, or
(B) take any action whatever that it deems necessary to protect its interests with respect to tax liabilities, including, but not limited to the Company's withholding a portion of the Shares subject to such Award having a fair market value approximately equal to the minimum amount of taxes required to be withheld by the Company under applicable law. The Company's obligation to make any delivery or transfer of Shares shall be conditioned on the Grantee's compliance, to the Company's satisfaction, with any withholding requirement.

9.       CHANGES IN CAPITALIZATION

         In the event that Shares are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, whether through merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up or other substitution of securities of the Company, the Board shall make appropriate equitable anti-dilution adjustments to the number and class of shares of stock available for issuance under the Plan, and subject to outstanding Awards. Any reference to the term "Shares" in the Plan and option agreements shall be a reference to the appropriate number and class of shares of stock available for issuance under the Plan, as adjusted pursuant to this Paragraph 9. The Board's adjustment shall be effective and binding for all purposes of this Plan. The adjustment provided for in this Paragraph 9 may require the Company to issue fractional shares, and the total adjustment with respect to the Plan shall be determined accordingly.

                                 Exhibit 4.1-7

10.      TERMINATING EVENTS

         Immediately prior to and contingent upon the consummation of any Terminating Event, all Company imposed restrictions on Restricted Stock and Restricted Stock Units (other than Restricted Stock and Restricted Stock Units that have previously been forfeited) shall be eliminated.

11.      AMENDMENT AND TERMINATION

         The Plan may be amended by the Committee or the Company's Board of Directors at any time; provided, that no Award shall be adversely affected by any such termination or amendment without the written consent of the Grantee. No Awards may be made under the Plan at any time after the date that is ten years after the effective date of the Plan; provided, that the Plan shall not be deemed to have terminated until all Restricted Stock and Restricted Stock Units shall have either had applicable restrictions lapse or vest or have been forfeited or have otherwise been canceled.

12.      EFFECTIVE DATE

         The effective date of the Plan is October 14, 1999.

13.      GOVERNING LAW

         The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by and construed in accordance with Pennsylvania law.




                                 Exhibit 4.1-8